Exhibit 10.5

GUARANTEE

DATED                    2012

BY

DIODES ZETEX SEMICONDUCTORS LIMITED

AND

DIODES ZETEX LIMITED

FOR

HR TRUSTEES LIMITED AND OTHERS

as trustees of the Diodes Zetex Pension Scheme

1

THIS DEED is dated                    2012

BETWEEN:

(1)	DIODES ZETEX SEMICONDUCTORS LIMITED (registered number 02387949) whose registered office is at Zetex Technology Park, Chadderton, Oldham, OL9 9LL and DIODES ZETEX LIMITED (registered number 01378777) whose registered office is at Zetex Technology Park, Chadderton, Oldham, OL9 9LL (each a Guarantor and together the Guarantors); and

(2)	JOHN ROBERT EARNSHAW of 89 Dalebrook Road, Brooklands, Sale, Cheshire, M33 3LB, HR TRUSTEES LIMITED (No. 745598) whose registered office is at Sutherland House, Russell Way, Crawley, West Sussex, RH10 1UH and IAN SMITH of 27 Selsey Avenue, Sale, Cheshire, M33 4RN as trustees of the Diodes Zetex Pension Scheme (each a Trustee and together the Trustees).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Company means any of the companies listed in Schedule 1 (Companies) and Companies means all of them.

Guaranteed Obligations means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally and in any capacity whatsoever) of each Company to make payments to the Scheme up to a maximum amount equal to the entire aggregate liability, on the date on which any liability under this Deed arises, of every employer (within the meaning set out in Section 318 of the Pensions Act 2004 and regulations made thereunder) in relation to the Scheme, were a debt under Section 75(2) of the Pensions Act 1995 to have become due on that date.

Implementation Date has the meaning given to it in Clause 9 (Amendments).

Insolvency Event means

(a)	an ‘insolvency event’ as defined in section 121 of the Pensions Act 2004 or regulations made from time to time thereunder; or

(b)	the receipt by the Pension Protection Fund of an application or notification from the Trustees or the Pensions Regulator that an employer is unlikely to continue as a going concern, which is purported to be made in accordance with section 129 of the Pensions Act 2004 or regulations made from time to time thereunder.

Insolvency Proceedings means in respect of any Guarantor:

(a)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(b)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(c)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(d)	any Security Interest is enforced over a material part of its assets;

(e)	an order for its winding-up, administration or dissolution is made;

(f)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or a material part of its assets;

(g)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(h)	any other analogous step or procedure is taken in any jurisdiction.

Material Adverse Effect means a material adverse effect on:

(a)	the ability of any Guarantor to perform its payment obligations under this Deed;

(b)	the business, operations, property or assets or financial condition of any Guarantor and their Subsidiaries;

(c)	the validity or enforceability of this Deed; or

(d)	any right or remedy of the Trustees under this Deed.

Party means a party to this Deed.

Pension Protection Fund means the Board of the Pension Protection Fund as established under Part 2 of the Pensions Act 2004.

Proposal Date has the meaning given to it in Clause 9 (Amendments).

Proposals has the meaning given to it in Clause 9 (Amendments).

Reservations means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and damages may be regarded as an adequate remedy;

(b)	the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally;

(c)	the statutory time-barring of claims;

(d)	defences of set off or counterclaim;

(e)	rules against penalties and similar principles;

(f)	the fact that security which is described as fixed security may in fact be floating security;

(g)	the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of stamp duty may be void;

(h)	the fact that a court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another person in respect of costs of an unsuccessful litigation brought against that person or may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court or that a court may stay proceedings if concurrent proceedings based on the same grounds and between the same parties have previously been brought before another court;

(i)	steps for perfection not required by the terms of this Deed to be taken,

and any other reservations or qualifications of law contained in any legal opinion delivered to the Companies, the Trustees or a Guarantor in respect of this Deed.

Scheme means the Diodes Zetex Pension Scheme established under an interim deed dated 15 March 1984 and governed by a third definitive deed and rules dated 7 January 2009 as amended.

Security Interest means a mortgage, charge, pledge, lien, assignment, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Subsidiary means:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under this Deed.

Tax Payment means a payment made by a Guarantor to the Trustees in any way relating to a Tax Deduction or under any indemnity given by a Guarantor in respect of Tax under this Deed.

1.2	Construction

(a)	In this Deed, unless the contrary intention appears, a reference to:

(i)	assets includes present and future properties, revenues and rights of every description and includes uncalled capital;

(ii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(iv)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which persons to which it applies are accustomed to comply) or any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)	a currency is a reference to the lawful currency for the time being of the relevant country;

(vi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(vii)	a Clause, a Subclause, a Paragraph, a Subparagraph or a Schedule is a reference to a clause, subclause, paragraph, or subparagraph of, or a schedule to, this Deed;

(viii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees and this Deed shall be binding on and enforceable by the successors in office of the Trustees as trustees of the Scheme; and

(ix)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding Subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of this Deed, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of this Deed.

(d)	The headings in this Deed do not affect its interpretation.

(e)	It is intended by the Parties that this document takes effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee and indemnity

Each Guarantor jointly and severally irrevocably and unconditionally:

(a)	guarantees to the Trustees punctual performance by each Company of all its Guaranteed Obligations;

(b)	undertakes with the Trustees that, whenever a Company does not pay any amount when due in respect of its Guaranteed Obligations, it must immediately on demand by the Trustees pay that amount as if it were the principal obligor; and

(c)	indemnifies the Trustees immediately on demand against any cost, loss or liability suffered by the Trustees if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Trustees would otherwise have been entitled to recover.

2.2	Continuing guarantee

(a)	The guarantee contained in this Deed is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Companies in respect of their Guaranteed Obligations.

(b)	For the avoidance of doubt, but without prejudice to Clause 9 (Amendments), this Deed shall continue in full force and effect and may not be terminated by any Guarantor until all amounts which may be or become payable by the Companies to the Scheme have been irrevocably paid in full.

2.3	Reinstatement

(a)	If any discharge, release or arrangement is made by the Trustees in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, then the liability of each Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)	The Trustees may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

2.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to any Guarantor or the Trustees). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment, novation, supplement, extension or restatement (however fundamental and of whatsoever nature) of any Guaranteed Obligation or any other document; or

(g)	any unenforceability, illegality, invalidity or non-provability of any Guaranteed Obligation.

2.5	Guarantor interest

Without prejudice to the generality of Clause 2.4 (Waiver of defences) each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Guaranteed Obligations.

2.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Trustees (or any trustee or agent on their behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause. This waiver applies irrespective of any law to the contrary.

2.7	Appropriations

Until all amounts which may be or become payable by the Companies to the Trustees have been irrevocably paid in full, each Trustee (or any trustee, agent or appointee on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	(i) refrain from applying or enforcing any other moneys, security or rights held or received by that Trustee (or any trustee or agent on its behalf) in respect of those amounts; or

(ii) apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Company’s liability to the Trustees.

2.8	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Companies to the Scheme have been irrevocably paid in full; or

(b)	the Trustees otherwise direct,

no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising, under this Deed:

(i)	to be indemnified by any Company;

(ii)	to claim any contribution from any other guarantor of any Company’s obligations or liabilities to make payments to the Scheme;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Trustees in respect of any Company’s obligations or liabilities to make payments to the Scheme, or under or pursuant to any other guarantee or security taken in connection with such obligations or liabilities of any Company by the Trustees;

(iv)	to bring legal or other proceedings for an order requiring any Company to make any payment, or perform any obligation, in respect of which any guarantor has given a guarantee, undertaking or indemnity under this Deed;

(v)	to exercise any right of set-off against any Company; and/or

(vi)	to claim or prove as a creditor of any Company in competition with the Trustees.

Each Guarantor must hold in trust for and immediately pay or transfer to the Trustees any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Trustees under this Clause.

2.9	Additional security

The guarantee contained in this Deed is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Trustees.

3.	TAXES

3.1	Tax gross-up

(a)	Each Guarantor must make all payments to be made by it under this Deed without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If a Guarantor is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Trustees.

(c)	If a Tax Deduction is required by law to be made by a Guarantor or the Trustees, the amount of the payment due from that Guarantor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Guarantor is required to make a Tax Deduction, that Guarantor must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the relevant Guarantor must deliver to the Trustees evidence satisfactory to them (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

3.2	Value added taxes

Any amount payable under this Deed by a Guarantor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the relevant Guarantor must pay to the Trustees (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

3.3	Stamp taxes

Each Guarantor shall pay and, within three Business Days of demand, indemnify the Trustees against any cost, loss or liability that the Trustees incur in relation to all stamp duty, registration and other similar taxes payable in respect of this Deed.

4.	PAYMENTS

4.1	Funds

Payments under this Deed to the Trustees must be made for value on the due date at such times and in such funds as the Trustees may specify to the Guarantors as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

4.2	Currency

Any amount payable under this Deed is payable in Sterling.

4.3	No set-off or counterclaim

All payments made by a Guarantor under this Deed must be made without set-off or counterclaim.

4.4	Business Days

If a payment under this Deed is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

5.	REPRESENTATIONS

5.1	Representations

The representations set out in this Clause are made by each Guarantor to the Trustees.

5.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of original incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

5.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Deed and the transactions contemplated by this Deed.

5.4	Legal validity

Subject to the Reservations, the obligations expressed to be assumed by it in this Deed are legal, binding, valid and enforceable obligations.

5.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Deed do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

5.6	No insolvency

No Insolvency Proceedings have been taken or threatened in relation to it and no Insolvency Event applies to it.

5.7	No default

No event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

5.8	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Deed have been obtained or effected (as appropriate) and are in full force and effect.

5.9	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, against it or any of its Subsidiaries, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

5.10	Times for making representations

The representations set out in this Clause are made by each Guarantor on the date of this Deed.

6.	GENERAL COVENANTS

6.1	General

Each Guarantor agrees to be bound by the covenants set out in this Clause so long as any Guaranteed Obligations are outstanding.

6.2	Notification of breach

Each Guarantor must notify the Trustees of any breach of any of the provisions of this Deed promptly upon becoming aware of its occurrence.

6.3	Authorisations

Each Guarantor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, this Deed.

6.4	Compliance with laws

Each Guarantor must comply in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

6.5	Pari passu ranking

Each Guarantor must ensure that its payment obligations under this Deed rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law.

6.6	Notifiable events

Each Guarantor shall promptly notify the Trustees upon becoming aware that any event has occurred in respect of a Company or a Guarantor which would (or would if that Guarantor were an employer in relation to the Scheme within the meaning set out in Section 318 of the Pensions Act 2004 and regulations made thereunder) require notification to the Pensions Regulator in accordance with section 69 of the Pensions Act 2004 and any regulations and directions made thereunder.

7.	INDEMNITIES

7.1	Currency indemnity

(a)	Each Guarantor must, as an independent obligation, jointly and severally indemnify each Trustee against any loss or liability which that Trustee incurs as a consequence of that Trustee receiving an amount under this Deed in a currency other than Sterling.

(b)	The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency other than Sterling.

7.2	Amendment costs

If any Guarantor requests an amendment, waiver or consent, the relevant Guarantor shall, within three Business Days of demand, reimburse the Trustees for the amount of all costs and expenses (including legal fees) reasonably incurred by the Trustees in responding to, evaluating, negotiating or complying with that request or requirement.

7.3	Enforcement and preservation costs

Each Guarantor shall, within three Business Days of demand, pay to the Trustees the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under this Deed and any proceedings instituted by or against the Trustees as a consequence of taking, holding or enforcing this Deed.

7.4	Guarantor default

Each Guarantor shall, within three Business Days of demand, indemnify the Trustees against any cost, loss or liability incurred by it as a result of any default by any Guarantor in the performance of any of the obligations expressed to be assumed by it in this Deed.

8.	CHANGES TO THE PARTIES

8.1	Assignments and transfers by a Guarantor

No Guarantor may assign or transfer any of its rights and obligations under this Deed other than with the prior written consent of the Trustees.

8.2	Assignments and transfers by the Trustees

Each Guarantor acknowledges that the rights and obligations of the Trustees under this Deed may be transferred to the Pension Protection Fund as a result of the operation of Section 161 of and Schedule 6 to the Pensions Act 2004.

9.	AMENDMENTS

(a)	At any time while this Deed remains in force any Guarantor may submit to the Trustees written proposals (the Proposals) to:

(i)	amend the definition of ‘Guaranteed Obligations’ in Subclause 1.1 (Definitions) so that the maximum liability of the Guarantors under this Deed is:

(A)	a fixed amount; or

(B)	the lowest non-negative amount which, when added to the assets of the Scheme, would result in the Scheme being funded to at least a specified percentage level on the date on which any liability under this Deed arises, calculated on the basis set out in section 179 of the Pensions Act 2004, were a valuation to be conducted as at that date; or

(C)	the lower of (I) the lowest non-negative amount which, when added to the assets of the Scheme, would result in the Scheme being funded to at least a specified percentage level on the date on which any liability under this Deed arises, calculated on the basis set out in section 179 of the Pensions Act 2004, were a valuation to be conducted as at that date and (II) a fixed amount; or

(D)	an amount equal to the entire aggregate liability, on the date on which any liability under this Deed arises, of every employer (within the meaning set out in Section 318 of the Pensions Act 2004 and regulations made thereunder) in relation to the Scheme, were a debt under Section 75(2) of the Pensions Act 1995 to have become due on that date; or

(E)	equal to the lower of (I) an amount equal to the entire aggregate liability, on the date on which any liability under this Deed arises, of every employer (within the meaning set out in Section 318 of the Pensions Act 2004 and regulations made thereunder) in relation to the Scheme, were a debt under Section 75(2) of the Pensions Act 1995 to have become due on that date and (II) a fixed amount; or

(ii)	release the obligations of the Guarantors under this Deed in full.

(b)	The Proposals may include the matters set out in Paragraph 2 of Schedule 2 (Amendment and release criteria) and shall in all cases specify a date (the Implementation Date) with effect from which, if approved by the Trustees, the Proposals are to be implemented. The Implementation Date shall be not less than 30 and not more than 45 Business Days after the date on which the Trustees receive the Proposals (the Proposal Date).

(c)	The Trustees’ consent to the Proposals must not be unreasonably withheld or delayed if the Trustees (acting in good faith) are satisfied that the Proposals satisfy the criteria set out in Paragraph 3 of Schedule 2 (Amendment and release criteria).

(d)	If the Trustees are satisfied that the Proposals satisfy the criteria set out in Paragraph 3 of Schedule 2 (Amendment and release criteria) then each Guarantor and the Trustees shall implement the Proposals so that they are effective from the Implementation Date.

10.	SET-OFF

A Trustee may set off any matured obligation owed to it by a Guarantor under this Deed (to the extent beneficially owned by that Trustee) against any obligation (whether or not matured) owed by that Trustee to that Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Trustee may convert either obligation at a market rate of exchange selected by it (acting reasonably) for the purpose of the set-off.

11.	SEVERABILITY

If a term of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

12.	COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

13.	PARTIES

For the avoidance of doubt, each Guarantor which executes this Deed will be bound by it even if other intended Guarantors do not do so or are not effectively bound by it.

14.	NOTICES

14.1	In writing

(a)	Any communication in connection with this Deed must be in writing and, unless otherwise stated, may be given in person, by post or fax.

(b)	Unless it is agreed to the contrary, any consent or agreement required under this Deed must be given in writing.

14.2	Contact details

(a)	The contact details of the Guarantors for this purpose are:

Diodes Zetex Semiconductors Limited:

Address:	Zetex Technology Park
Chadderton
Oldham
OL9 9LL
Fax number:	0161 622 4446
E-mail:	dave_benstead@eu.diodes.com
Attention:	Dave Benstead

Diodes Zetex Limited:

Address:	Zetex Technology Park
Chadderton
Oldham
OL9 9LL

Fax number:	0161 622 4446
E-mail:	dave_benstead@eu.diodes.com
Attention:	Dave Benstead

(b)	The contact details of the Trustees are:

Address:	Barnett Waddingham
Chalfont Court
Hill Avenue
Amersham
Buckinghamshire
HP6 5BB
Fax number:	01494 788800
E-mail:	zetex@barnett-waddingham.co.uk
Attention:	Andrew Twells

14.3 Effectiveness

(a)	Except as provided below, any communication in connection with this Deed will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)	if by fax, when received in legible form.

(b)	A communication given under Paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

15.	LANGUAGE

Any notice given in connection with this Deed must be in English.

16.	GOVERNING LAW

This Deed is governed by English law.

17.	ENFORCEMENT

17.1	Jurisdiction

(a)	The English courts have non-exclusive jurisdiction to settle any dispute in connection with this Deed.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute.

(c)	This Clause is for the benefit of the Trustees only. To the extent allowed by law, a Trustee may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

17.2	Waiver of immunity

Each Guarantor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Trustee against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

17.3	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Deed has been entered into on the date stated at the beginning of this Deed.

SCHEDULE 1

COMPANIES

Company name	Registration number	Address

Diodes Zetex Semiconductors Limited	02387949	Zetex Technology Park, Chadderton, Oldham, OL9 9LL

Diodes Zetex Limited	01378777	Zetex Technology Park, Chadderton, Oldham, OL9 9LL

SCHEDULE 2

AMENDMENT AND RELEASE CRITERIA

1.	Definitions

In this Schedule:

C0 means the amount of any Eligible Deficit-Reduction Contributions as at a Reference Date.

C1 means the amount of any Eligible Deficit-Reduction Contributions as at an Implementation Date.

Deemed Value as at a Measurement Date means:

(a)	in respect of a Pension Protection Fund Recognised Arrangement which provides for a person to enter into a guarantee (other than a bank guarantee or letter of credit issued by a Regulated Entity), or for security to be granted, in each case in favour of the Trustees, the amount set opposite the description of that arrangement in the table below or (in the case of security only) the value of the assets which are subject to that security as set out in the most recent Eligible Valuation of those assets, if lower:

Description of arrangement

Guarantee or security where the liability of the chargor or guarantor under that security is expressed to be limited to a fixed amount.

Deemed Value

The fixed amount specified as the limit on the liability of the guarantor or chargor.

Guarantee or security where the liability of the guarantor or chargor under that guarantee or security is expressed to be limited to either (A) the lowest non-negative amount which, when added to the assets of the Scheme, would result in the Scheme being funded to at least a specified percentage level (as calculated under section 179 of the Pensions Act 2004) on the date on which any liability under that guarantee or security arose were a valuation to be conducted on that date, or to (B) the lower of the amount referred to in (A) and a fixed amount (“F”).

The lowest non-negative amount which, when added to the assets of the Scheme, would result in the Scheme being funded to at least that percentage level (as calculated under section 179 of the Pensions Act 2004) on the Measurement Date, based on the assets and liabilities of the Scheme as set out in the most recent Eligible Valuation prior to the Measurement Date and adding any Eligible Deficit-Reduction Contributions as at that Measurement Date or, where (B) applies, the lower of such amount and F.

Guarantee or security where the liability of the guarantor or chargor under that security is expressed to be limited to either (A) an amount equal to the entire aggregate liability, on the date on which any liability under that guarantee or security arose, of every employer (within the meaning set out in Section 318 of the Pensions Act 2004 and regulations made thereunder) in relation to the Scheme, were a debt under Section 75(2) of the Pensions Act 1995 to have become due on that date, or to (B) the lower of the amount referred to in (A) and a fixed amount (“G”).

The lowest non-negative amount which, when added to the assets of the Scheme, would result in the Scheme being at least 125 per cent. funded (as calculated under section 179 of the Pensions Act 2004) on the Measurement Date, based on the assets and liabilities of the Scheme as set out in the most recent Eligible Valuation prior to the Measurement Date and adding any Eligible Deficit-Reduction Contributions as at that Measurement Date; or, where (B) applies, the lower of such amount and G.

(b)	in respect of a Pension Protection Fund Recognised Arrangement which is a letter of credit or a bank guarantee issued by a Regulated Entity, the face amount of that letter of credit or bank guarantee.

Deficit-Reduction Contributions means deficit-reduction contributions made to the Scheme calculated on the basis specified by the Pension Protection Fund in its most recently published policies.

Eligible Deficit-Reduction Contributions as at a Measurement Date means any Deficit-Reduction Contributions made or to be made to the Scheme between:

(a)	the date of the most recent Eligible Valuation prior to the Measurement Date; and

(b)	the Measurement Date, provided that:

(i)	the Eligible Deficit-Reduction Contributions as at a Reference Date shall only include Deficit-Reduction Contributions which were validly certified to the Pension Protection Fund in accordance with its policies no later than 6 days after that Reference Date; and

(ii)	the Eligible Deficit-Reduction Contributions as at an Implementation Date shall comprise all Deficit-Reduction Contributions certified by the Scheme Actuary pursuant to Paragraph 2(b) below.

Eligible Valuation means:

(a)	in relation to the assets or liabilities of the Scheme, either:

(i)	a valuation of those assets and liabilities carried out on the basis set out in section 179 of the Pensions Act 2004 and which has been provided to the Pension Protection Fund in accordance with section 179 of the Pensions Act 2004; or

(ii)	a statement provided to the Trustees by the Scheme Actuary, setting out prudent approximations of the asset and liability figures which would have resulted if the Scheme Actuary had conducted a valuation on the basis set out in section 179 of the Pensions Act 2004 as at a specific date; and

(b)	in relation to an asset charged in favour of the Trustee, a valuation of that asset which complies with all requirements published by the Pension Protection Fund (whether in relation to the date or method of the valuation or otherwise) for the recognition of security over such an asset for the purposes of calculating the risk-based levy in accordance with Part 2 of the Pensions Act 2004 and which has been certified to the Pension Protection Fund in accordance with those requirements, and references to “the most recent Eligible Valuation prior to” a date shall mean the Eligible Valuation which was so provided or certified on or prior to, and whose effective date is closest to, that date.

L0 means the total liabilities of the Scheme as set out in the most recent Eligible Valuation prior to a Reference Date.

L1 means the total liabilities of the Scheme as set out in the most recent Eligible Valuation prior to an Implementation Date.

M0 means the aggregate Deemed Value as at a Reference Date of all Pension Protection Fund Recognised Arrangements which are guarantees in respect of which the Scheme benefited as at that Reference Date, including this Deed but excluding bank guarantees or letters of credit issued by Regulated Entities.

M1 means the aggregate Deemed Value immediately prior to an Implementation Date of all Pension Protection Fund Recognised Arrangements which are guarantees in respect of which the Scheme benefited immediately prior to that Implementation Date, excluding bank guarantees or letters of credit issued by Regulated Entities.

M2 means the aggregate Deemed Value as at an Implementation Date of all Pension Protection Fund Recognised Arrangements which are guarantees in respect of which the Scheme will benefit on and following that Implementation Date, excluding bank guarantees or letters of credit issued by Regulated Entities.

Measurement Date means the date on which any of the variables in this Schedule is measured.

N0 means the aggregate Deemed Value as at a Reference Date of all Pension Protection Fund Recognised Arrangements which comprise:

(a)	security over assets; or

(b)	bank guarantees or letters of credit issued by Regulated Entities,

in respect of which the Scheme benefited as at that Reference Date.

N1 means the aggregate Deemed Value immediately prior to an Implementation Date of all Pension Protection Fund Recognised Arrangements which comprise:

(a)	security over assets; or

(b)	bank guarantees or letters of credit issued by Regulated Entities,

in respect of which the Scheme benefited immediately prior to that Implementation Date.

N2 means the aggregate Deemed Value as at an Implementation Date of all Pension Protection Fund Recognised Arrangements which comprise:

(a)	security over assets; or

(b)	bank guarantees or letters of credit issued by Regulated Entities,

in respect of which the Scheme will benefit on and following that Implementation Date.

Pension Protection Fund Recognised Arrangement means an arrangement constituted by an agreement in Pension Protection Fund Standard Form which satisfies all criteria specified by the Pension Protection Fund for recognition as a contingent asset for the purposes of calculating the risk-based levy in accordance with Part 2 of the Pensions Act 2004 and which has been the subject of a valid certification to the Pension Protection Fund in Pension Protection Fund Standard Form.

Pension Protection Fund Standard Form means, in relation to an agreement or a certificate, the standard form of that agreement or certificate most recently published by the Pension Protection Fund prior to the date on which that agreement was entered into or that certificate was given.

Reference Date means the 1 April immediately preceding any Proposal Date.

Regulated Entity means an entity which satisfies all criteria specified by the Pension Protection Fund for the issuer of a letter of credit or bank guarantee which will be recognised as a contingent asset for the purposes of calculating the risk-based levy in accordance with Part 2 of the Pensions Act 2004.

S0 means the assets of the Scheme as set out in the most recent Eligible Valuation prior to a Reference Date.

S1 means the assets of the Scheme as set out in the most recent Eligible Valuation prior to an Implementation Date.

Scheme Actuary means the actuary to the Scheme.

2.	Content of Proposals

(a)	In addition to the matters referred to in Paragraph (a) of Clause 9 (Amendments), the Proposals may include details of any new Pension Protection Fund Recognised Arrangement(s) that are proposed to come into force on or prior to the relevant Implementation Date.

(b)	As part of the Proposals, a Guarantor may require the Trustees to take into account any contributions made or to be made to the Scheme between:

(i)	the date of the most recent Eligible Valuation prior to the relevant Implementation Date; and

(ii)	the relevant Implementation Date.

In such circumstances the Trustees shall obtain, at the Guarantors’ expense and prior to the relevant Implementation Date, a statement from the Scheme Actuary as to the amount of such contributions which qualify as Deficit-Reduction Contributions. Without prejudice to

Paragraph 3 below, the Trustees shall not be required to implement the Proposals unless all the contributions on which such statement is based are actually received in full by the Scheme no later than the relevant Implementation Date.

3.	Criteria

(a)	The Trustees’ consent to any Proposals may not be unreasonably withheld or delayed where such Proposals satisfy all of requirements (i), (ii) and (iii) below:

(i)	N2 ≥ N1

OR

S1 + C1 + N2 ≥ S0 + C0 + N0
L1 L0

OR

S1 + C1 + N2 ≥ 1.04
L1

(ii)	M2 ≥ M1

OR

N2 + M2 + N1 + M1

OR

S1 + C1 + N2 + M2 ≥ S0 + C0 + N0 + M0
L1 L0

OR

S1 + C1 + N2 + M2 ≥ 1.05
L1

(iii)	where the Proposals include replacing a Guarantor, the new guarantor had, on a date falling no more than 5 Business Days prior to the Proposal Date, no greater risk of insolvency than that of the relevant Guarantor on that date, based on the measure of insolvency risk then used by the Pension Protection Fund for the calculation of the risk based levy.

(b)	For the avoidance of doubt, where the criteria set out in Paragraph 3(a) above would be satisfied if the Deemed Value of this Deed on and following the relevant Implementation Date were zero, then acceptable Proposals may include the release of the Guarantors from their obligations under this Deed in full with effect from the relevant Implementation Date (without prejudice to any accrued liabilities).

SIGNATORIES

Guarantors

EXECUTED as a deed by	)
DIODES ZETEX SEMICONDUCTORS LIMITED	)
acting by	)

/s/ Richard Dallas White
Director

/s/ Rick Yeh
Witness signature

Witness name

Witness address

EXECUTED as a deed by	)
DIODES ZETEX LIMITED	)
acting by	)

/s/ Richard Dallas White
Director

/s/ Rick Yeh
Witness signature

Witness name

Witness address

Trustees

/s/ John Robert Earnshaw

JOHN ROBERT EARNSHAW

as trustee of the Diodes Zetex Pension Scheme

acting by

/s/ Andrew Twells

Witness signature

Witness name

Witness address

/s/ Ian Smith

IAN SMITH

as trustee of the Diodes Zetex Pension Scheme

acting by

/s/ Andrew Twells

Witness signature

Witness name

Witness address

HR TRUSTEES LIMITED

as trustee of the Diodes Zetex Pension Scheme

/s/ Trustee

Director:

/s/ Trustee

Director/Secretary: